Exhibit 99.1

DUNKIN’ BRANDS ELECTS CARL SPARKS TO BOARD OF DIRECTORS
President and CEO of Travelocity Global elected to Dunkin’ Brands Board effective July 26th
CANTON, Mass (July 10, 2013) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, announced today the election of Carl Sparks to the Dunkin’ Brands Board of Directors, effective July 26, 2013. The current President and Chief Executive Officer of Travelocity Global, Mr. Sparks, 45, has an extensive background in e-commerce, consumer brands and retailing.
“Carl is one of the pre-eminent business leaders in the digital business space, and we are delighted he has joined Dunkin’ Brands’ board of directors,” said Nigel Travis, Chairman and Chief Executive Officer, Dunkin’ Brands Group, Inc. “With his extensive online and digital background, he will be a tremendous addition to our Board. We look forward to benefitting from his insights as we continue to develop new and compelling programs to enhance the engagement with our communities worldwide."
Mr. Sparks said, "I am excited to join the Board of Directors of one of the world’s leading franchisors, and I look forward to working closely with the board members during the next phase of Dunkin’ Brands’ growth."
Before joining Travelocity, Sparks served as President of Gilt Groupe, one of the leading online fashion and travel retailers in the United States. In his role, Sparks was responsible for overseeing the business units of Gilt.com, which included the women's, men's, home, children's and gifts categories. Sparks spent five years implementing innovative marketing programs in a variety of leadership roles for Expedia Inc., serving as general manager for Hotels.com North America, and as Chief Marketing Officer for Expedia.com where he was responsible for driving a $10 billion-revenue business by leading the areas of brand strategy, creative development and marketing communications. During his tenure, Sparks led Expedia to record website traffic and revenue and category gains and also implemented an award-winning loyalty/rewards program and a website overhaul, which led the company to unprecedented profit and share growth.

Earlier in his career, Sparks was vice president of direct business and brand at Capital One, where he helped develop the business through direct marketing, new product development and brand strategy. He also held senior marketing and strategy positions at Guinness, PepsiCo and Boston Consulting Group.
Mr. Sparks is a current member of the Board of Directors of Vonage Holdings Corp. He holds an M.B.A. from the Harvard Business School and a B.S.E. in Mechanical and Aerospace Engineering from Princeton University.
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About Dunkin’ Brands Group, Inc.
With more than 17,500 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of first quarter 2013, Dunkin' Brands' nearly 100 percent franchised business model included more than 10,500 Dunkin' Donuts restaurants and more than 7,000 Baskin-Robbins restaurants. For the full-year 2012, the company had franchisee-reported sales of approximately $8.8 billion. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):
Stacey Caravella (Investors)
Director, Investor Relations
Dunkin’ Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Michelle King (Media)
Director, Global Public Relations
Dunkin’ Brands, Inc.
michelle.king@dunkinbrands.com
781-737-5200